Exhibit 99.1

International Shipholding Corporation Reports Second Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--International Shipholding Corporation (NYSE: ISH) today reported results for the three month and six month periods ended June 30, 2008. Net income for the three months ended June 30, 2008 was $18.016 million as compared to net income of $6.953 million for the three months ended June 30, 2007. For the first six months of 2008, net income was $22.830 million as compared to net income of $11.693 million for the same period of 2007. The net income in the second quarter of 2008 included a $15.1 million gain from the sale of a Panamax Bulk Carrier in which the Company had a 50% ownership interest. Net income in the comparable 2007 second quarter included net income from discontinued LASH operations of $3.487 million. Excluding the aforementioned items, net income for the three months ended June 30, 2008 was $2.916 million compared to $3.466 million for the comparable 2007 period.

Operating income for the three months ended June 30, 2008 was $2.319 million as compared to $2.946 million for the three months ended June 30, 2007. The Company’s Rail Ferry Service met its budgeted results and generated its best returns to date while the carriage of supplemental cargoes on its U.S. flag Pure Car Truck Carrier fleet lagged when compared to the first six months of 2007. We expect, based on bookings in the third quarter, to be at comparable supplemental cargo results at the end of the third quarter. The results of the Company’s U.S. flag Coal Carrier also were lower in the second quarter of 2008, as compared to the comparable 2007 period, primarily due to less operating days in the quarter.

Administrative and general expenses trended higher than the comparable 2007 period. Compensation expense, including earned bonus levels, and company provided benefits are the primary reason.

Lower interest expense continues to reflect the Company’s reduced debt position, while the drop in investment income reflects lower short term investment rates.

The Company’s deferred Federal income tax benefit for the second quarter of 2008 was $614,000 as compared to a benefit of $586,000 for the 2007 second quarter.

The current quarter’s results of the Company’s unconsolidated entities, excluding the $15.1 million gain on the sale of the Panamax Bulk Carrier, were in line with the comparable 2007 period reflecting the continued strength in the Dry Bulk charter market.

The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2008	2007	2008	2007
Revenues	$58,123	$47,311	$113,927	$95,658

Operating Expenses:
Voyage Expenses	45,876	34,922	90,083	71,518
Vessel and Barge Depreciation	5,059	5,037	10,140	10,073

Gross Voyage Profit	7,188	7,352	13,704	14,067

Administrative and General Expenses	4,869	4,406	9,906	9,178

Operating Income	2,319	2,946	3,798	4,889

Interest and Other:
Interest Expense	1,576	2,555	3,631	5,165
Loss on Redemption of Preferred Stock	-	-	1,371	-
(Gain) Loss on Sale of Investment	91	(350)	91	(350)
Investment Income	(192)	(552)	(437)	(1,211)
	1,475	1,653	4,656	3,604
Income (Loss) from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income of Unconsolidated Entities	844	1,293	(858)	1,285

(Benefit) Provision for Income Taxes:
Deferred	(614)	(586)	(1,814)	(899)
State	9	(7)	25	(4)
	(605)	(593)	(1,789)	(903)
Equity in Net Income of Unconsolidated Entities (Net of Applicable Taxes)	16,576	1,580	17,782	2,616

Income from Continuing Operations	18,025	3,466	18,713	4,804

Gain from Discontinued Operations
Gain/(Loss) before benefits for income taxes	-	(929)	-	(2,055)
Gain/(Loss) on Sale of Liner Assets	(9)	4,425	4,588	8,953
(Provision) Benefit for Income Taxes	-	(9)	(471)	(9)
Net Income (Loss) from Discontinued Operations	(9)	3,487	4,117	6,889

Net Income	$18,016	$6,953	$22,830	$11,693

Preferred Stock Dividends	-	600	88	1,200

Net Income Available to Common Stockholders	$18,016	$6,353	$22,742	$10,493

Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders
Continuing Operations	$2.38	$0.46	$2.51	$0.58
Discontinued Operations	$0.00	$0.55	0.55	1.11
	$2.38	$1.01	$3.06	$1.69

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$2.37	$0.42	$2.41	$0.58
Discontinued Operations	$0.00	$0.42	0.53	0.84
	$2.37	$0.84	$2.94	$1.42

Weighted Average Shares of Common Stock Outstanding:
Basic	7,585,207	6,277,955	7,433,281	6,199,010
Diluted	7,602,314	8,281,163	7,775,169	8,217,540

CONTACT:
International Shipholding Corporation
Niels M. Johnsen, Chairman, 212-943-4141
or
Erik L. Johnsen, President, 251-243-9221